Exhibit 10.5

AMENDMENT TO LEASE

This Amendment to Lease (hereinafter, “Agreement”) dated this 21st day of March, 2012, by and between WELLS 60 BROAD STREET LLC (hereinafter, the “Landlord”), c/o Piedmont Office Realty Trust, Inc., having an office at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097, and SHUTTERSTOCK IMAGES LLC (hereinafter, the “Tenant”), a New York limited liability company, with offices at 60 Broad Street, 30th Floor, New York, New York 10004.

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a certain Lease Agreement dated as of November 6, 2008 (the “Existing Lease”) for the entire rentable portion of the thirtieth (30th) floor (hereinafter, the “30th Floor Premises”) in the office building located at 60 Broad Street, New York, New York (the “Building”), as more particularly described in the Existing Lease;

WHEREAS, Tenant has notified Landlord of its desire to expand its space in the Building to include: (a) approximately 5,473 rentable square feet of space on the thirty-sixth (36th) floor of the Building (as described on the floor plan attached hereto as Exhibit “A” and referred to hereinafter as the “36th Floor Premises”) and (b) approximately 2,395 rentable square feet of space on the thirty-eighth (38th) floor of the Building (as described on the floor plan attached hereto as Exhibit “B” and referred to hereinafter as the “38th Floor Premises”); the 36th Floor Premises and the 38th Floor Premises shall be collectively be referred to hereinafter as the “Additional Premises”;

WHEREAS, the obligations of the Tenant under the Lease have been guaranteed by JON ORINGER (hereinafter, “Guarantor”) in accordance with a separate agreement of guaranty which is annexed to the Existing Lease as Exhibit F (hereinafter, the “Guaranty”);

WHEREAS, the Existing Lease is scheduled to expire on November 30, 2013 (the “Expiration Date”);

WHEREAS, Landlord and Tenant wish to amend the Lease in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Existing Lease as modified by the terms and conditions of this Agreement shall be referred to herein as the “Lease”.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth below and other good and valuable consideration, it is mutually agreed as follows:

1.                                       Capitalized Terms. All capitalized terms shall have the meaning ascribed to them in the Lease, unless otherwise defined in this Agreement.

2.                                       Intentionally Deleted.

3.                                       Additional Premises.

A.                                   Subject to the terms and conditions contained in this Agreement, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Additional Premises. Tenant acknowledges that it has inspected and examined the Premises and is thoroughly familiar and satisfied with the condition and value thereof; that no representations or warranties have been made to Tenant and that Landlord is unwilling to make any representations and has held out no inducements to Tenant, except as specifically set forth herein. Tenant further acknowledges that (i) all work required to be performed by Landlord under the Existing Lease has been performed and completed and (ii) Landlord shall not be required to perform any work at the Building or the Premises in order to effectuate delivery of possession of the Additional Premises to Tenant. Tenant agrees and acknowledges that it shall accept (a) the 36th Floor Premises in its “as is” condition as of the 36th Floor Commencement Date (as hereinafter defined) and (b) the 38th Floor Premises in its “as is” condition as of the 38th Floor Commencement Date (as hereinafter defined).

B.                                     (i)                                     The term of the Lease for the 36th Floor Premises shall commence on July 1, 2012 (the “36th Floor Commencement Date”) and expire on the Expiration Date (November 30, 2013).

(ii)                                  The term of the Lease for the 38th Floor Premises shall commence on March 26, 2012 (the “38th Floor Commencement Date”) and expire on the Expiration Date (November 30, 2013).

C.                                     (i)                                     Supplementing Section 1.14 of the Existing Lease and Section 4 of this Agreement, in the event Landlord cannot deliver possession of the 36th Floor Premises to Tenant on or before the 36th Floor Commencement Date (except if caused by the acts or delays of Tenant), the dates set forth herein with respect to the 36th Floor Commencement Date and the 36th Floor Rent Commencement Date (as hereinafter defined) shall be pushed back one (1) day for each day after the 36th Floor Commencement Date for which possession is not delivered to Tenant.

(ii)                                  Supplementing Section 1.14 of the Existing Lease and Section 4 of this Agreement, in the event Landlord cannot deliver possession of the 38th Floor Premises to Tenant on or before the 38th Floor Commencement Date (except if caused by the acts or delays of Tenant), the dates set forth herein with respect to the 38th Floor Commencement Date and the 38th Floor Rent Commencement Date (as hereinafter defined) shall be pushed back one (1) day for each day after the 38th Floor Commencement Date for which possession is not delivered to Tenant.

D.                                    Supplementing Section 2.2 of the Lease, if this Agreement is executed before the Additional Premises become vacant, or otherwise available for occupancy, or if any tenant or occupant of the Additional Premises holds over, and Landlord cannot acquire legal possession of the Additional Premises prior to the 36th Floor Commencement Date or the 38th Floor Commencement Date, as applicable, Landlord shall not be in default hereunder, and Tenant shall accept possession of the Additional Premises when Landlord is able to tender the same, and such date shall be deemed to be the date Tenant shall have accepted the same as suitable for the purposes herein intended and to have acknowledged that the same comply with Landlord’s obligations. Notwithstanding anything to the contrary contained in this Agreement, if Landlord does not deliver possession of the 36th Floor Premises as required hereunder to Tenant on or before the date which is sixty (60) days from the 36th Floor Commencement Date (the “36th Floor Outside Date”), then (except if Landlord’s failure is due to a Tenant delay or force majeure, in which case such 36th Floor Outside Date shall be extended one (1) day for each day of such Tenant delay or force majeure) the date Tenant begins to pay Base Rent for the 36th Floor Premises shall be postponed one-half (½) of a day for each day after the 36th Floor Outside Date that Landlord shall have failed to so deliver the 36th Floor Premises as required to Tenant. If Landlord does not deliver possession of the 38th Floor Premises as required hereunder to Tenant on or before the date which is sixty (60) days from the 38th Floor Commencement Date (the “38th Floor Outside Date”), then (except if Landlord’s failure is due to a Tenant delay or force majeure, in which case such 38th Floor Outside Date shall be extended one (1) day for each day of such Tenant delay or force majeure) the date Tenant begins to pay Base Rent for the 38th Floor Premises shall be postponed one-half (½) of a day for each day after the 38th Floor Outside Date that Landlord shall have failed to so deliver the 38th Floor Premises as required to Tenant.

E.                                      (i)                                     Except as may be provided for otherwise in this Agreement, as of the 36th Floor Commencement Date and throughout the term of the Lease for the 36th Floor Premises, where the context allows, references to “Premises” or “Demised Premises” in the Lease shall also apply to the 36th Floor Premises. Exhibit A to the Lease, and other references to the Premises which by their nature do not apply to the 36th Floor Premises, are excluded from this Agreement.

(ii)                                          Except as may be provided for otherwise in this Agreement, as of the 38th Floor Commencement Date and throughout the term of the Lease for the 38th Floor Premises, where the context allows, references to “Premises” or “Demised Premises” in the Lease shall also apply to the 38th Floor Premises. Exhibit A to the Lease, and other references to the Premises which by their nature do not apply to the 38th Floor Premises, are excluded from this Agreement.

4.                                       Base Rent. In accordance with the terms and conditions of the Lease, Tenant shall pay Base Rent for the Premises to Landlord on the first (1st) day of each month, in accordance with the following schedule:

A.                                   36th Floor Premises:

36th Floor Commencement Date	$229,866.00 per annum
through November 30, 2013	$ 19,155.50 per month

B.                                     38th Floor Premises:

38th Floor Commencement Date	$ 100,590.00 per annum
through November 30, 2013	$ 8,382.50 per month

5.                                       Tenant’s Percentage. Section 1.10 of the Existing Lease shall be revised as follows: “Tenant’s Percentage” with respect to the Premises shall mean 2.07% (0.0207). “Tenant’s Percentage” with respect to the 30th Floor Premises shall mean 1.27% (0.0127). “Tenant’s Percentage” with respect to the 36th Floor Premises shall mean 0.56% (0.0056). “Tenant’s Percentage” with respect to the 38th Floor Premises shall mean 0.24% (0.0024).

6.                                       Additional Rent. For purposes of further clarification, all the terms and conditions in the Lease regarding Additional Rent (including, without limitation, Section 4 and Section 52 of the Lease) shall apply to the 36th Floor Premises as of the 36th Floor Commencement Date and to the 38th Floor Premises as of the 38th Floor Commencement Date, except that the “Base Tax Year” (as defined in Section 4A(iii) of the Existing Lease), with respect to the Additional Premises, shall mean the fiscal year commencing July 1, 2012 and ending June 30, 2013.

7.                                       Landlord’s Address. Amending Section 1.5 of the Lease, Landlord’s address is: c/o Piedmont Office Realty Trust, Inc., l1695 Johns Creek Parkway, Suite 350 Johns Creek, Georgia 30097, Attn: Senior Vice President, East Region.

8.                                       Notices. Section 28 of the Existing Lease shall be stricken in its entirety. Any notice by either party to the other required under the Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, by overnight mail by a reputable overnight delivery service or by hand delivery, addressed (A) to Landlord at (i) c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350 Johns Creek, Georgia 30097, Attn: Asset Management Department and (ii) Piedmont Office Realty Trust, Inc., 60 Broad Street, Lower Concourse, New York, New York 10004, Attn: Senior Property Manager, with a copy to (iii) Eric J. Sarner, Esq. 1350 Avenue of the Americas, 17th Floor, New York, New York 10019, and (B) to Tenant at (i) 60 Broad Street, 30th Floor, New York, New York 10004;

Attention: Daniel Rootenberg, with a copy to (ii) Michael C. Lesser, Esq., Shutterstock Images LLC, 60 Broad Street, 30th Floor, New York, New York 10004. All notices properly addressed shall be deemed served upon receipt by the addressee or, in the case of notice by certified or registered mail, three (3) days after the date of mailing, except that notice of change of address shall not be deemed served until received by the addressee.

9.                                       Brokerage. CRG MANAGEMENT, LLC HAS REPRESENTED LANDLORD IN THIS TRANSACTION. NEWMARK & COMPANY REAL ESTATE, INC. D/B/A NEWMARK KNIGHT FRANK HAS REPRESNTED TENANT IN THIS TRANSACTION. CRG MANAGEMENT, LLC AND NEWMARK KNIGHT FRANK SHALL BE COLLECTIVELY REFERRED TO HEREINAFTER AS THE “BROKER”. BROKER SHALL BE PAID A COMMISSION BY LANDLORD IN CONNECTION WITH THIS AGREEMENT, UNDER A SEPARATE AGREEMENT. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Agreement other than with the Broker specifically identified above, and Tenant agrees to indemnify Landlord against all costs, expenses, attorneys’ fees or other liability for commissions or other compensation or charges claimed by any broker or agent claiming the same by, through or under Tenant, other than with the Broker specifically identified above.

10.                                 Guaranty. Guarantor hereby reaffirms all of its obligations under the Guaranty.

11.                                 Options to Renew.

A.                                   If (i) immediately prior to the expiration of the Lease Term, Tenant is in actual occupancy of the Premises and has not assigned this Lease or sublet any portion of the Premises (other than pursuant to an assignment or sublease under Section 9.2 of the Existing Lease), (ii) there has not been a default by Tenant under the Lease beyond all applicable notice and grace periods, (iii) Tenant’s financial condition both at the time of the exercise of the Renewal Option (as hereinafter defined) and immediately preceding the commencement of the Renewal Term (as hereinafter defined) is reasonably acceptable to Landlord and (iv) Tenant, not less than nine (9) months and not more than eighteen (18) months prior to the expiration of the Lease Term, time being of the essence, shall have given Landlord a written notice of the election of Tenant to accept a renewal of this Lease, then Landlord shall grant to Tenant and Tenant shall accept a renewal of the Lease (“Renewal Option”). At Landlord’s request, Tenant shall provide Landlord with its current financial information and any other information regarding the Tenant as Landlord may reasonably request. Said renewal shall be for a term of five (5) years from the date of expiration of the Lease Term (“Renewal Term”) and shall be on the same covenants, agreements, terms and provisions as provided for in the Lease, including the payment of Additional Rent, except that the Base Rent for the Renewal Term shall be fixed by agreement not later than four (4) months prior to the date on which the first monthly installment of such Base Rent shall first become payable or, if Landlord and Tenant cannot agree by that time, then by arbitration pursuant to the provisions of Section 11D hereof at the then Fair Market Rental Rate (as hereinafter defined)of the Premises for the Renewal Term. If the Base Rent for the Renewal Term shall not have been fixed on or prior to the date the same shall first become payable, Tenant shall pay an interim rental at the rental rate last in effect until the arbitration shall have been completed, after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be as of the commencement date of the Renewal Term. In the event that Fair Market Rental Rate is applied, the Base Rent shall be subject to the provisions of Sections 1.15 and 4 of the Lease. Notwithstanding the foregoing, the Base Rent for any Renewal Term shall not be less than the Base Rent then payable by Tenant for the month immediately preceding the commencement of such Renewal Term.

B.                                     If (i) immediately prior to the expiration of the Renewal Term, Tenant is in actual occupancy of the Premises and has not assigned this Lease or sublet any portion of the Premises other than pursuant to an assignment or sublease under Section 9.2 of the Existing Lease, (ii) there has not been a default by Tenant under the Lease beyond all applicable notice and grace periods, (iii) Tenant’s financial condition both at the time of the exercise of the Second Renewal Option (as hereinafter defined) and immediately preceding the commencement of the Second Renewal Term (as hereinafter defined) is reasonably acceptable to Landlord and (iv) Tenant, not less than twelve (12) months and not more than eighteen (18) months prior to the expiration of the Lease Term, time being of the essence, shall have given Landlord a written notice of the election of Tenant to accept a renewal of this Lease, then Landlord shall grant to Tenant and Tenant shall accept a renewal of the Lease (“Second Renewal Option”). At Landlord’s request, Tenant shall provide Landlord with its current financial information and any other information regarding the Tenant as Landlord may reasonably request. Said renewal shall be for a term of five (5) years from the date of expiration of the Renewal Term (“Second Renewal Term”) and shall be on the same covenants, agreements, terms and provisions as provided for in the Lease, including the payment of Additional Rent, except that the Base Rent for the Second Renewal Term shall be fixed by agreement not later than four (4) months prior to the date on which the first monthly installment of such Base Rent shall first become payable or, if Landlord and Tenant cannot agree by that time, then by arbitration pursuant to the provisions of Section 11D hereof at the then Fair Market Rental Rate of the Premises for the Second Renewal Term. If the Base Rent for the Second Renewal Term shall not have been fixed on or prior to the date the same shall first become payable, Tenant shall pay an interim rental at the rental rate last in effect until the arbitration shall have been completed, after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be as of the commencement date of the Second Renewal Term. In the event that Fair Market Rental Rate is applied, the Base Rent shall be subject to the provisions of Article 4 of the Lease. Notwithstanding the foregoing, the Base Rent for any Second Renewal Term shall not be less than the Base Rent then payable by Tenant for the month immediately preceding the commencement of such Second Renewal Term.

C.                                     For purposes of this Section 11, the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a willing, non-equity, non-sublease tenant would pay and a willing landlord would accept on a non-sublease, non-renewal basis, at arm’s length, for unencumbered office space comparable to the Premises and in comparable buildings in downtown New York, New York, giving appropriate consideration to economic terms, such as annual rental rates per rentable square foot and escalation clauses, length of lease term, size and location of premises being leased and other generally acceptable terms and conditions for the tenancy of the space in question; provided, however, in calculating the Fair Market Rental Rate, no consideration shall be given to the fact that (i) any rental abatement is or is not given such tenants in connection with the construction of improvements in such comparable space or otherwise, (ii) any tenant improvements or allowances would or would not be provided for such comparable space, or (iii) Landlord is or is not required to pay a real estate brokerage commission in connection with the Renewal Term or Second Renewal Term (as hereinafter defined), as applicable, or the fact that comparable deals do or do not involve the payment of real estate brokerage commissions).

D.                                    The party desiring arbitration as provided in Section 7A or 7B above shall give written notice to that effect to the other party, specifying in said notice the name and address of the person designated to act as appraiser on its behalf. Within fifteen (15) days after the service of such notice, the other party shall give written notice to the first party, specifying the name and address of the person designated to act as appraiser on its behalf. Each appraiser chosen pursuant to this Section 11 shall be a member of the American Institute of Real Estate Appraisers, and shall have at least ten (10) years of real estate appraisal experience within the City of New York. The appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed, and if, within thirty (30) days after the second appraiser is appointed, said appraisers shall not agree upon the question in dispute, they shall each set forth their determination of Fair Market Rental Rate and themselves appoint a third appraiser; and in the event of their being unable to agree upon such appointment within ten (10) days after the time aforesaid, the third appraiser shall be selected by the parties themselves if Landlord and Tenant can agree thereon with a further period of fifteen (15) days. If the parties do not so agree, then either party, on notice to the other, may request such appointment by the then President of the Real Estate Board of New York (or its equivalent or any organization successor thereto), or in his absence, failure, refusal or inability to act, then either party, on notice to the other, may apply to the Supreme Court in the County of New York for the appointment of such third appraiser and the other party shall not raise any question as to the Court’s full power and jurisdiction to entertain the application and make the appointment. The third appraiser shall determine the Fair Market Rental Rate by selecting the Fair Market Rental Rate proposed by one of the original two (2) appraisers, and such shall be the Fair Market Rental Rate. The decision of the appraiser so chosen shall be given within a period of thirty (30) days after the appointment of such third appraiser. Landlord and Tenant shall each pay the fees of their respective appraiser and the fees of the third appraiser, if any, shall be divided equally.

12.                                 Intentionally Deleted.

13.                                 Intentionally Deleted.

14.                                 Condominium Conversion.

A.                                   Tenant hereby acknowledges and agrees that Landlord shall have the right, at any time during the Lease Term (or any extension thereof) in its sole discretion to convert (the “Condominium Conversion”) the Building and the Land to the condominium form of ownership, consisting of two (2) or more condominium units and their respective, undivided interests in the common elements of such condominium (the “Condominium Units”) (as so converted, the Land and the Building are sometimes hereinafter referred to collectively as the “Condominium”). In the event that Landlord proceeds with the Condominium Conversion:

(i)                                  Tenant shall promptly cooperate in all respects with Landlord’s efforts to accomplish such Condominium Conversion, such cooperation to include, without limitation, the execution, to the extent deemed necessary by Landlord, of any documents reasonably necessary to the formation and/or conduct of the Condominium (the “Condominium Documents”). Tenant acknowledges that the Condominium Documents may include without limitation, a Declaration of Condominium, Condominium By-Laws and a subordination of this Lease to such Condominium Documents.

(ii)                                          The Condominium Unit of which the Premises forms a part (the “Tenant Unit”) may consist in whole or in part of the Premises.

(iii)                                       The contents of the Condominium Documents shall be binding upon the Tenant Unit and Tenant.

B.                                     In the event that the Land and Building are converted to condominium ownership, then notwithstanding anything to the contrary contained in Section 4 of the Lease, for purposes of calculating Tenant’s payment of Taxes with respect to the Tenant Unit, the following provisions shall apply:

(i)                                             The terms “Land”, “Building”, and “Project”, as they appear in Section 4 hereof, shall be deemed to collectively refer to the Tenant Unit;

(ii)                            Tenant’s Percentage shall be a fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet contained in the Premises and the denominator of which shall be the number of rentable square feet contained in the Tenant Unit; and

(iii)                                       The term “Base Taxes”, as it appears in Section 4 of the Lease, shall be recalculated by multiplying the Base Taxes in effect prior to such recalculation on a per rentable square foot basis, by the number of rentable square feet in the Tenant Unit.

C.                                     In no event shall Condominium Conversion result in any increased calculation of expenses to Tenant pursuant to the Lease, whether taxes, operating expenses or otherwise, or reduce in any material manner any rights or benefits afforded Tenant pursuant to this Lease. Notwithstanding the foregoing, in no event shall a Condominium Conversion that involves mixed residential and office use be deemed to reduce any rights or benefits afforded Tenant pursuant to the Lease.

15.                                 Miscellaneous.

A.                                   Except as expressly modified by the terms of this Agreement, all other terms and conditions of the Existing Lease remain the same and in full force and effect and shall apply to this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties. This Agreement, along with the Existing Lease, constitutes the entire understanding between the parties hereto and the same may not be amended or modified orally. If there shall be any conflict between the terms of the Existing Lease and this Agreement, this Agreement shall prevail. All understandings and agreements heretofore had between the parties are merged in this Agreement which, along with the Existing Lease, fully and completely expresses their understanding.

B.                                     Tenant acknowledges and confirms that (i) it has inspected and examined the Additional Premises and is thoroughly familiar and satisfied with the condition and value thereof, (ii) no representations or warranties have been made to Tenant and (iii) Landlord is unwilling to make any representations and has held out no inducements to Tenant, except as specifically set forth herein. Tenant has accepted the Additional Premises in “as is” condition, and Landlord shall not be required to perform any work at the Building or in the Additional Premises in order to effectuate delivery of possession of the Additional Premises to Tenant.

C.                                     The captions contained in this Agreement are for convenience of reference only and in no way limit or enlarge the terms and conditions of this Agreement.

D.                                    Tenant covenants, warrants and represents that (i) each individual executing, attesting and/or delivering this Agreement on behalf of Tenant is authorized to do so on behalf of Tenant; (ii) the Lease is binding upon Tenant; and (iii) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Tenant hereby confirms that Landlord is not in default under any provisions of the Lease and that there are presently no existing claims, counterclaims or defenses with respect to the Lease.

E.                                      This Agreement shall be deemed to have been jointly drafted by each Landlord and Tenant for all purposes involving its construction and enforcement. Delivery of an executed counterpart of this Agreement by facsimile or electronically shall be equally effective as delivery of an original executed counterpart.

SIGNATURES BEGIN ON THE NEXT PAGE.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment of Lease as of the date first written above.

LANDLORD:

WELLS 60 BROAD STREET, LLC,
a Delaware limited liability company

By:	Piedmont Operating Partnership, L.P.,
a Delaware limited partnership, its member - manager

	By:	Piedmont Office Realty Trust, Inc.,
a Maryland Corporation, its sole General Partner

		By:	/s/ George Wells
George Wells
Senior Vice President

TENANT:

SHUTTERSTOCK IMAGES LLC

By:	/s/ Tim Bixby
Print name:	Tim Bixby
Title:	CFO

GUARANTOR:

JON ORINGER, a natural person

/s/ Jon Oringer

STATE OF NEW YORK	)
	)	SS.:
COUNTY OF YORK	)

On the 26TH day of March, 2012, before me, the undersigned, personally appeared Jon Oringer to me personally known or proved to me on the basis of satisfactory evidence to be the individual(s) described in and who executed the within instrument; and thereupon acknowledged to me that he/she/they executed the same.

/s/ Michael C. Lesser
Notary Public

MICHAEL C. LESSER

NOTARY PUBLIC-STATE OF NEW YORK

No. 02LE6206147

Qualified in New York County

My Commission Expires May 18, 2013